November 2016 Free Writing Prospectus Registration Statement No. 333-202524 Dated November 14, 2016 Filed Pursuant to Rule 433

Structured Investments

Opportunities in U.S. and International Equities

Trigger Jump Securities Based on the Price of the iShares® NASDAQ Biotechnology ETF due December 4, 2019

Principal at Risk Securities

The Trigger Jump Securities, which we refer to as the securities, offered are senior unsecured debt securities of HSBC USA Inc. (“HSBC”), will not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying ETF Underlying Supplement, prospectus supplement and prospectus, as supplemented or modified by this free writing prospectus. All references to “Reference Asset” in the prospectus supplement and the ETF Underlying Supplement shall refer to the “underlying shares” herein. At maturity, if the final share price on the valuation date is greater than the initial share price, you will receive, in addition to the principal amount, a positive return on the securities equal to at least $3.475 per security (at least 34.75% of the stated principal amount) (to be determined on the pricing date), which we refer to as the upside payment. If the final share price is less than or equal to the initial share price, but greater than or equal to the trigger price, you will receive the stated principal amount of the securities. However, if the price of the underlying shares has depreciated by more than 20%, investors will be negatively exposed to the full amount of the percentage decline in the underlying shares and will lose 1% of the stated principal amount for every 1% decline in the underlying shares from the pricing date to the valuation date. These securities are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above 134.75% of the principal amount in exchange for the potential benefit of the upside payment that only applies if the final share price is greater than the initial share price. Investors may lose up to 100% of the stated principal amount of the securities. All payments on the securities are subject to the credit risk of HSBC.

INDICATIVE TERMS
Issuer:		HSBC USA Inc. (“HSBC”)
Maturity date*:		December 4, 2019, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement
Underlying shares:		Shares of the iShares® NASDAQ Biotechnology ETF (the “index fund”) (Bloomberg symbol: “IBB”)
Aggregate principal amount:		$
Payment at maturity:

•     If the final share price is greater than the initial share price: $10 + upside payment

In no event will the payment at maturity exceed the sum of $10 and the upside payment.

•     If the final share price is less than or equal to the initial share price but greater than or equal to the trigger price: $10

•     If the final share price is less than the trigger price: $10 × share performance factor

This amount will be less than $8 per $10 in stated principal amount of the securities, and could be zero. You may lose all of your investment.

Upside payment:		At least $3.475 per security (at least 34.75% of the stated principal amount) (to be determined on the pricing date)
Share percent change:		(final share price – initial share price) / initial share price
Trigger price:		, which is 80% of the initial share price
Initial share price:		The official closing price of the underlying shares on the pricing date
Final share price:		The official closing price of the underlying shares on the valuation date, subject to adjustment by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the ETF Underlying Supplement.
Official closing price:		The official closing price of the underlying shares on any scheduled trading day as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page “IBB UP <Equity>” or any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Valuation date*:		November 29, 2019, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement
Share performance factor:		final share price / initial share price
Stated principal amount:		$10 per security
Issue price:		$10 per security
Pricing date*:		On or about November 30, 2016
Original issue date*:		On or about December 5, 2016 (3 business days after the pricing date)
Estimated initial value:		The estimated initial value of the securities will be less than the price you pay to purchase the securities. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The estimated initial value will be calculated on the pricing date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors—The estimated initial value of the securities, which will be determined by us on the pricing date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.”
CUSIP / ISIN:		40435C401 / US40435C4015
Listing:		The securities will not be listed on any securities exchange.
Agent:		HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest)”.
Commissions and issue price:	Price to public	Fees and commissions	Proceeds to issuer
Per security	$10.00	$0.25(1)	$9.70
$0.05(2)
Total	$	$	$
(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.30 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.25 for each security they sell. See “Supplemental plan of distribution (conflicts of interest).”
(2)	Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each security.

* The pricing date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the securities.

The estimated initial value of the securities on the pricing date is expected to be between $9.20 and $9.70 per security, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 4 of this document for additional information.

An investment in the securities involves certain risks. See “Risk Factors” beginning on page 4 of this free writing prospectus, page S-1 of the ETF Underlying Supplement and page S-1 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the securities, or determined that this free writing prospectus or the accompanying ETF Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement, and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the related ETF Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The ETF Underlying Supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

The prospectus supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

Trigger Jump Securities Based on the Price of the iShares® NASDAQ Biotechnology ETF due December 4, 2019
Trigger Jump SecuritiesSM
Principal at Risk Securities

Investment Summary

Trigger Jump Securities

Principal at Risk Securities

The Trigger Jump Securities Based on the Price of the iShares® NASDAQ Biotechnology ETF due December 4, 2019 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying shares that provides for a fixed positive return of at least 34.75% for any positive performance of the underlying shares

▪	To enhance returns and potentially outperform the reference asset in a moderately bullish scenario

▪	To obtain limited protection against the loss of principal if the final share price is less than the initial share price, but only so long as the final share price is greater than or equal to the trigger price.

Maturity:	Approximately 3 years
Upside payment:	At least $3.475 per security (at least 34.75% of the stated principal amount). The actual upside payment will be determined on the pricing date.
Trigger price:	80% of the initial share price
Minimum payment at maturity:	None. You may lose your entire initial investment in the securities.
Coupon:	None

Key Investment Rationale

This approximately three-year investment does not pay interest, but offers a fixed positive return of at least 34.75% (to be determined on the pricing date) if the final share price on the valuation date is greater than the initial share price. The actual upside payment will be determined on the pricing date. If the final share price is less than or equal to the initial share price, but greater than or equal to the trigger price, you will receive the stated principal amount of the securities. However, if the final share price is less than the trigger price, the payment at maturity will be less than $8 per $10 in stated principal amount of the securities, and could be zero. Investors may lose up to 100% of the stated principal amount of the securities.

These securities are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above 134.75% of the principal amount in exchange for the potential benefit of the upside payment that only applies if the final share price is greater than the initial share price. All payments on the securities are subject to the credit risk of HSBC.

Upside Scenario	The final share price value is greater than the initial share price. In this scenario, we will pay at least $13.475 per security (at least 134.75% of the stated principal amount), as determined on the pricing date. Accordingly, even if the final share price is significantly greater than the initial share price, your return at maturity will not exceed the return represented by the upside payment, and your return may be less than if you invested in the reference asset directly.
Par Scenario	The final share price is less than or equal to the initial share price but greater than or equal to the trigger price. In this scenario, the payment at maturity for each security will be equal to the stated principal amount of $10 per security.
Downside Scenario	The final share price is less than the trigger price. In this scenario, we will pay less than the stated principal amount of $10 per security by an amount proportionate to the decrease in the price of the reference asset from the initial share price (e.g., a 40% depreciation in the reference asset will result in the payment at maturity of $6 per security). There is no minimum payment at maturity.

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How the Trigger Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities assuming the following terms:

Stated principal amount:	$10 per security

Hypothetical upside payment:	$3.475 (34.75% of the stated principal amount)

Minimum payment at maturity:	None

Trigger price:	80% of the initial share price

Trigger Jump Securities Payoff Diagram

How it works

▪	Upside Scenario: If the final share price is greater than or equal to the initial share price, investors would receive the $10 stated principal amount plus the $3.475 upside payment, which is the maximum return of the securities.
▪	For example, if the price of the underlying shares appreciates 3%, investors would receive a 34.75% return, or $13.475 per security.
▪	For example, if the price of the underlying shares appreciates 70%, investors would receive only the stated principal amount plus the upside payment at maturity for a total of $13.475 per security, or 134.75% of the stated principal amount.
▪	Par Scenario: If the final share price is less than or equal to the initial share price but greater than or equal to the trigger price, an investor would receive the stated principal amount of $10 per security at maturity.
▪	Downside Scenario: If the final share price is less than the trigger price, investors would receive an amount that is less than the stated principal amount, based on a 1% loss of principal for each 1% decline in the price of the underlying shares. This amount will be less than $8.00 per security. There is no minimum payment at maturity on the securities.
▪	For example, if the underlying shares decline by 40%, investors would lose 40% of their principal and receive only $6.00 per security at maturity, or 60% of the stated principal amount.

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Investor Suitability

The securities may be suitable for you if:	The securities may not be suitable for you if:

▪     You seek an investment with a return linked to the performance of the Underlying Shares and you believe the final share price will be positive.

▪     You are willing to invest in the securities with a maximum return limited to the fixed upside payment of at least $3.475 (at least 34.75% of the stated principal amount) (to be determined on the pricing date).

▪     You are willing to make an investment that is exposed to any negative performance of the final share price on a 1-to-1 basis if the final share price is less than the trigger price.

▪     You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▪     You are willing to forgo dividends or other distributions paid to holders of the stocks held by the index fund.

▪     You do not seek current income from your investment.

▪     You do not seek an investment for which there is an active secondary market.

▪     You are willing to hold the securities to maturity.

▪     You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

▪     You believe the final share price will be less than the trigger price.

▪     You are unwilling to invest in securities with a maximum return limited to the fixed upside payment of at least $3.475 (at least 34.75% of the stated principal amount) (to be determined on the pricing date).

▪     You are unwilling to make an investment that is exposed to any negative final share price on a 1-to-1 basis if the final share price is less than the trigger price.

▪     You seek an investment that provides full return of principal.

▪     You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▪     You prefer to receive the dividends or other distributions paid on the stocks held by the index fund.

▪     You seek current income from your investment.

▪     You seek an investment for which there will be an active secondary market.

▪     You are unable or unwilling to hold the securities to maturity.

▪     You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

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Risk Factors

We urge you to read the section “Risk Factors” on page S-1 of the accompanying ETF Underlying Supplement and page S-1 of the accompanying prospectus supplement. Investing in the securities is not equivalent to investing directly in the index fund or in any of the stocks held by the index fund. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying ETF Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement, including the explanation of risks relating to the securities described in the following sections:

“— Risks relating to all note issuances” in the prospectus supplement; and

“— General risks related to index funds” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	The securities do not pay interest and may result in a loss of principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of the principal amount at maturity. If the final share price is less than the trigger price (which is 80% of the initial share price), the limited protection against loss of principal will no longer be available and you will receive for each security that you hold a payment at maturity that is at least 20% less than the stated principal amount of each security. In this case, you will lose a portion of your principal amount equal to the percentage decline in the price of the underlying shares from the initial share price to the final share price, subject to the credit risk of HSBC. There is no minimum payment on the securities and you may lose up to 100% of the stated principal amount.

▪	The appreciation potential of the securities is limited to the upside payment. The appreciation potential of the securities is limited by the upside payment, which is the maximum return at maturity (at least $3.475, which is at least 134.75% of the stated principal amount, to be determined on the pricing date). Although the upside payment will be paid if the price of the underlying shares increases by any amount, because the payment at maturity will be limited to at least 134.75% of the stated principal amount for the securities, any increase in the final share price over the initial share price by more than 34.75% of the initial share price will not further increase the return on the securities. Accordingly, your return on the securities could be less than the return of an investment in the underlying shares.

▪	Credit risk of HSBC USA Inc. The securities are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the securities in the secondary market, including: the value, volatility and dividend yield, as applicable, of the underlying shares and the securities held by the index fund, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Information about the iShares® NASDAQ Biotechnology ETF” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	Investing in the securities is not equivalent to investing in the underlying shares. Investing in the securities is not equivalent to investing in the underlying shares. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares.

▪	Adjustments to the underlying shares or the underlying index could adversely affect the value of the securities. The NASDAQ Biotechnology Index® (the “underlying index”) is the underlying index of the index fund. The investment advisor to the index fund, NASDAQ OMX (“OMX,” or the “investment advisor”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. Under its investment strategy or otherwise, the investment advisor may add, delete or substitute the stocks held by the index fund. In addition, the publisher of the underlying index may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the level of the

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underlying index. Further, the publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. Any such actions could affect the value of and the return on the securities.

▪	The performance and market value of the underlying shares during periods of market volatility may not correlate with the performance of the underlying index as well as the net asset value per share of the underlying shares. During periods of market volatility, securities underlying the underlying shares may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying shares and the liquidity of the underlying shares may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlying shares. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the underlying shares. As a result, under these circumstances, the market value of shares of the underlying shares may vary substantially from the net asset value per share of the underlying shares. For all of the foregoing reasons, the performance of the underlying shares may not correlate with the performance of the underlying index as well as the net asset value per share of the underlying shares, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your payment at maturity.

▪	The estimated initial value of the securities, which will be determined by us on the pricing date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any. The estimated initial value of the securities will be calculated by us on the pricing date and will be less than the price to public. The estimated initial value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the securities may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We will determine the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

▪	The price of your securities in the secondary market, if any, immediately after the pricing date will be less than the price to public. The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities, the underwriting discount and the costs associated with structuring and hedging our obligations under the securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the underlying shares and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

▪	If HSBC Securities (USA) Inc. were to repurchase your securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the securities. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately 8 months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise

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the duration of the reimbursement period after the original issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

▪	The amount payable on the securities is not linked to the price of the underlying shares at any time other than the valuation date. The final share price will be based on the official closing price of the underlying shares on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the underlying shares appreciates prior to the valuation date but then decreases by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying shares prior to that decrease. Although the actual price of the underlying shares on the stated maturity date or at other times during the term of the securities may be higher than the final share price, the payment at maturity will be based solely on the official closing price of the underlying shares on the valuation date.

▪	Risks associated with concentration of investment in a particular sector. The equity securities held by the index fund are issued by companies that are in the biotechnology sector. Consequently, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, environmental, political or regulatory occurrence affecting the biotechnology sector than an investment linked to a more broadly diversified group of issuers.

▪	Risks associated with the biotechnology and pharmaceutical industries. The index fund invests in biotechnology and pharmaceutical companies. Market or economic factors impacting biotechnology and pharmaceutical companies and companies that rely heavily on the healthcare industry could have a major effect on the value of the index fund’s investments. The healthcare sector may be affected by government regulations and government healthcare programs, increases or decreases in the cost of medical products and services and product liability claims, among other factors. Many healthcare companies are heavily dependent on patent protection, and the expiration of a patent may adversely affect their profitability. Healthcare companies are subject to competitive forces that may result in price discounting, and may be thinly capitalized and susceptible to product obsolescence. Companies in the pharmaceuticals industry may be affected by industry competition, dependencies on a limited number of products, obsolescence of products, government approvals and regulations, loss or impairment of intellectual property rights and litigation regarding product liability. As a result, the index fund will be more volatile than an exchange-traded fund whose sector(s) is more diversified.

▪	Risks associated with non-U.S. companies. Some of the equity securities held by the index fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the securities. As calculation agent, HSBC or one of its affiliates will determine the initial share price, the trigger price and the final share price, including whether the price of the underlying shares has decreased to or below the trigger price, and will calculate the amount of cash, if any, that you will receive at maturity. Determinations made by HSBC or one of its affiliates in its capacity as calculation agent may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the anti-dilution and reorganization adjustments to the underlying shares. These determinations, which may be subjective, may adversely affect the payout to you at maturity, if any. Although the calculation agent will make all determinations and take all action in relation to the securities in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your securities. The calculation agent is under no obligation to consider your interests as a holder of the securities in taking any actions, including the determination of the initial share price, that might affect the value of your securities.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying shares or its component stocks), including trading in the

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underlying shares or stocks held by the index fund as well as in other instruments related to the underlying shares. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the underlying shares or the stocks held by the index fund and other financial instruments relating to the underlying shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price and, therefore, could increase the price at which the underlying shares must close so that an investor does not suffer a loss on the investor’s initial investment in the securities. Additionally, hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪	The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Additional Information About the Trigger Jump Securities —Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Information About the Underlying Shares

The iShares® Nasdaq Biotechnology ETF (the “IBB”) is an investment portfolio maintained and managed by BlackRock Fund Advisors (“BFA”). The IBB trades on the NASDAQ Stock Market (“NASDAQ”) under the ticker symbol “IBB.” The inception date of the iShares® Nasdaq Biotechnology ETF is February 5, 2001.

Information provided to or filed with the SEC by the iShares Trust under the Securities Exchange Act of 1934 can be located by reference to its Central Index Key, or CIK, 930667 through the SEC’s website at http://www.sec.gov. Additional information about BFA and IBB may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not made any independent investigation as to the accuracy or completeness of such information.

The IBB seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the NASDAQ Biotechnology Index®. The IBB typically earns income from dividends from securities held by the IBB. These amounts, net of expenses and taxes (if applicable), are passed along to the IBB’s shareholders as “ordinary income.” In addition, the IBB realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the return of the IBB will be calculated based only on the share price of the IBB, you will not receive any benefit from or be entitled to receive income, dividend, or capital gain distributions from the IBB or any equivalent payments. The returns of the IBB may be affected by certain management fees and other expenses, with are detailed in its prospectus.

The information above was compiled from the iShares® website. We have not independently investigated the accuracy of that information. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this document.

The Underlying Index

We have derived all information contained in this document regarding the underlying index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, BFA.

The underlying index is calculated, published and disseminated by OMX, and is designed to measure the performance of NASDAQ-listed companies that are classified according to the Industry Classification Benchmark as either biotechnology or pharmaceuticals which also meet other eligibility criteria determined by OMX. We have derived all information relating to the underlying index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of and is subject to change by, OMX. Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information. OMX has no obligation to continue to publish, and may discontinue or suspend the publication of the underlying index at any time.

The underlying index is calculated under a modified capitalization-weighted methodology. On November 1, 1993, the underlying index began with a base of 200.00. To be eligible for inclusion in the underlying index, a security must be listed on The NASDAQ Stock Market. Eligibility for the underlying index is limited to specific security types only. The security types eligible for the underlying index include common stocks, ordinary shares, American Depositary Receipts, and shares of beneficial interest or limited partnership interests. Securities must meet the following criteria:

•	the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

•	the issuer of the security must be classified according to the Industry Classification Benchmark as either Biotechnology or Pharmaceuticals;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have a market capitalization of at least $200 million;

•	the security must have an average daily trading volume of at least 100,000 shares;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible for inclusion in the underlying index;

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and

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•	the issuer of the security must have “seasoned” on NASDAQ, the New York Stock Exchange or NYSE MKT (generally, a company is considered to be seasoned if it has been listed on a market for at least three full months, excluding the first month of initial listing).

Annual Evaluation

The securities composing the underlying index are evaluated annually in December. Securities currently within the underlying index must continue to meet the above eligibility criteria. The securities included in the underlying index not meeting the maintenance criteria are removed. Index-eligible securities not currently in the underlying index are added. Generally, the list of additions and deletions is publicly announced with a press release in early December. If at any time during the year other than at the review a security in the underlying index no longer meets the criteria or is otherwise determined to have become ineligible, the security is removed from the underlying index and will not be replaced.

Index Maintenance

In addition to the annual evaluation, the securities in the underlying index are monitored by OMX with respect to changes in total shares outstanding arising from corporate events such as stock dividends, stock splits, certain spin-offs and rights issuance, or other corporate actions. OMX has adopted the following weight adjustment procedures with respect to such changes. Changes in total shares outstanding arising from stock splits, stock dividends, or spin-offs are generally made to the underlying index on the evening prior to the effective date of such corporate action. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10%, the change will be made as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December. In either case, the index share weights for such securities are adjusted by the same percentage amount by which the total shares outstanding have changed in such securities.

Index Rebalancing

The underlying index employs a modified market capitalization weighting methodology. At each quarter, the underlying index is rebalanced such that the maximum weight of any security in the underlying index does not exceed 8% and no more than 5 securities are at that cap. The excess weight of any capped security is distributed proportionally across the remaining securities. If after redistribution, any of the 5 highest ranked securities are weighted below 8%, these securities are not capped. Next, any remaining securities in excess of 4% are capped at 4% and the excess weight is redistributed proportionally across the remaining securities. The process is repeated, if necessary, to derive the final weights.

The modified market capitalization weighting methodology is applied to the capitalization of each security in the underlying index, using the last sale price of the security at the close of trading on the last trading day in February, May, August and November and after applying quarterly changes to the total shares outstanding. The index share weights are then calculated by multiplying the weight of the security derived above by the new market value of the underlying index and dividing the modified market capitalization for each security in the underlying index by its corresponding last sale price. The changes are effective after trading on the third Friday in March, June, September and December.

Information as of market close on November 10, 2016:

Bloomberg Ticker Symbol:	IBB

Current Share Closing Price:	$289.51	52 Week High (on 12/29/2015):	$343.11

52 Weeks Ago:	$331.81	52 Week Low (on 6/27/2016):	$241.33

Historical Information

The following graph sets forth the historical performance of the underlying shares based on the daily historical closing prices from January 2, 2008 through November 10, 2016. We obtained the closing prices below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.

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Historical Performance of the Underlying Shares – Daily Closing Prices January 2, 2008 to November 10, 2016

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The following table sets forth the quarterly high, low, and closing prices of the underlying shares for each calendar quarter in the period from January 1, 2008 through November 10, 2016. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places. The historical closing prices of underlying shares should not be taken as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2008	3/31/2008	83.25	69.85	76.07
4/1/2008	6/30/2008	80.93	75.87	76.88
7/1/2008	9/30/2008	90.17	76.88	80.96
10/1/2008	12/31/2008	80.96	60.39	70.32
1/1/2009	3/31/2009	74.45	59.08	66.35
4/1/2009	6/30/2009	72.98	63.27	72.76
7/1/2009	9/30/2009	83.71	69.35	81.20
10/1/2009	12/31/2009	82.40	73.11	81.83
1/1/2010	3/31/2010	93.30	81.64	90.90
4/1/2010	6/30/2010	92.72	77.52	77.52
7/1/2010	9/30/2010	87.02	75.68	86.24
10/1/2010	12/31/2010	94.72	85.73	93.42
1/1/2011	3/31/2011	100.19	92.67	100.19
4/1/2011	6/30/2011	109.53	100.19	106.52
7/1/2011	9/30/2011	109.63	84.74	93.23
10/1/2011	12/31/2011	104.40	89.03	104.40
1/1/2012	3/31/2012	124.01	104.40	123.41
4/1/2012	6/30/2012	129.99	117.75	129.99
7/1/2012	9/30/2012	144.71	129.40	142.59
10/1/2012	12/31/2012	147.18	128.46	137.04
1/1/2013	3/31/2013	159.84	137.04	159.84
4/1/2013	6/30/2013	186.18	159.47	173.72
7/1/2013	9/30/2013	211.22	173.72	209.60
10/1/2013	12/31/2013	227.36	194.50	226.94
1/1/2014	3/31/2014	273.28	223.85	236.41
4/1/2014	6/30/2014	256.84	215.37	256.84
7/1/2014	9/30/2014	279.13	243.08	273.39
10/1/2014	12/31/2014	316.93	255.27	303.39
1/1/2015	3/31/2015	366.51	300.50	343.50
4/1/2015	6/30/2015	383.24	333.67	369.32
7/1/2015	9/30/2015	398.00	289.32	302.20
10/1/2015	12/31/2015	343.11	298.47	338.55
1/1/2016	3/30/2016	338.55	243.48	260.33
4/1/2016	6/30/2016	288.52	241.33	257.74
7/1/2016	9/30/2016	299.78	257.74	288.79
10/1/2016	11/10/2016*	290.36	247.57	289.51

* This document includes information for the fourth calendar quarter of 2016 for the period from October 1, 2016 through November 10, 2016. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2016.

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Additional Information About the Trigger Jump Securities

Please read this information in conjunction with the summary terms on the cover page of this document.

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	40435C401
ISIN:	US40435C4015
Minimum ticketing size:	$1,000 / 100 securities
Denominations:	$10 per security and integral multiples thereof
Interest:	None
Tax considerations:

There is no direct legal authority as to the proper tax treatment of each security, and therefore significant aspects of the tax treatment of each security are uncertain as to both the timing and character of any inclusion in income in respect of each security. Under one approach, each security could be treated as a pre-paid executory contract with respect to the underlying shares. We intend to treat each security consistent with this approach. Pursuant to the terms of each security, you agree to treat each security under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat each security as a pre-paid executory contract with respect to the underlying shares. Pursuant to this approach, and subject to the discussion below regarding “constructive ownership transactions,” we do not intend to report any income or gain with respect to each security prior to maturity or an earlier sale or exchange, and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the securities for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the underlying shares). Under the “constructive ownership” rules, if an investment in the securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of the securities will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the securities (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the securities). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

Although the matter is not clear, there exists a risk that an investment in the securities will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the securities will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the securities will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of the securities over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the underlying shares at fair market value on the original issue date of the securities for an amount equal to the “issue price” of the securities and, upon the date of sale, exchange or maturity of the securities, sold such underlying shares at fair market value (which would reflect the percentage increase in the value of the underlying shares over the term of the securities). Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the securities after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of certain securities (which may include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a security or contract should be ordinary or capital and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a security is required to accrue income in respect of the securities prior to the receipt of payments under the securities or its earlier sale or exchange. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a security as ordinary income (including gain on a sale or exchange). Finally, it is possible that a non-U.S. holder (as defined in the accompanying prospectus supplement) of the securities could be subject to U.S. withholding tax in respect of a security. It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the

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U.S. federal income tax treatment of the securities.

We will not attempt to ascertain whether the underlying shares or any of the entities whose stock is owned by the underlying shares would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the underlying shares or one or more of the entities whose stock is owned by the underlying shares were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the underlying shares or the entities whose stock is owned by the underlying shares and consult your tax advisor regarding the possible consequences to you if the underlying shares or one or more of the entities whose stock is owned by the underlying shares is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the security is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

Recently finalized Treasury Regulations provide that withholding on “dividend equivalent” payments (as discussed in the accompanying prospectus supplement), if any, will not apply to a security issued before January 1, 2017. Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of a security will only apply to dispositions after December 31, 2018.

For a further discussion of U.S. federal income tax consequences related to each security, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Calculation agent:	HSBC USA Inc., or one of its affiliates.
Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the securities from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the securities, will receive a fee of $0.30 per $10 stated principal amount, and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.25 for each security they sell. Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each security.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

Events of default and acceleration:

If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “payment at maturity” in this free writing prospectus. In such a case, the third scheduled trading day for the underlying shares immediately preceding the date of acceleration will be used as the valuation date for purposes of determining the accelerated final share price. If a market disruption event exists on that scheduled trading day, then the accelerated valuation date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled valuation date). The accelerated maturity date will be the fifth business day following such accelerated postponed valuation date.

For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Where you can find more information:

This free writing prospectus relates to an offering of the securities linked to the underlying shares. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the offering of securities relates to the underlying shares, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the underlying shares or any security held by the index fund or as to the suitability of an investment in the securities.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and ETF Underlying Supplement dated March 5, 2015. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should

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carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-1 of the accompanying ETF Underlying Supplement and page S-1 of the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

The ETF Underlying Supplement at:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

The prospectus supplement at:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus at:

http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

This document provides a summary of the terms and conditions of the securities. We encourage you to read the accompanying ETF Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks above.

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